Exhibit 3.1

JBG SMITH PROPERTIES

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:  JBG SMITH Properties, a Maryland real estate investment trust (the “Trust”) formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (“Title 8”), desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended.

SECOND:  The following provisions are all the provisions of the Declaration of Trust currently in effect and as hereinafter amended and restated:

ARTICLE I

FORMATION

The Trust is a real estate investment trust within the meaning of Title 8.  The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II

NAME

The name of the Trust is:

JBG SMITH Properties

ARTICLE III

PURPOSES AND POWERS

Section 3.1  Purposes.  The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of property, including, without limitation or obligation, engaging in business as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”).

Section 3.2  Powers. The Trust shall have all of the powers granted to real estate investment trusts by Title 8 or any successor statute and all other powers set forth in the Declaration of Trust of the Trust (the “Declaration of Trust”) which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Trust in the State of Maryland is The Corporation Trust Incorporated, whose post office address is 2405 York Rd, Suite 201, Lutherville-Timonium, MD 21093-2264.  The resident agent is a Maryland corporation.  The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees of the Trust (the “Board of Trustees” or “Board”) may from time to time determine.

ARTICLE V

BOARD OF TRUSTEES

Section 5.1  Powers.  Subject to any express limitations contained in the Declaration of Trust or in the Bylaws, (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property and business of the Trust.  The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust.  The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board.  Any construction of the Declaration of Trust or determination made by the Board concerning its powers and authority hereunder shall be conclusive.  The enumeration and definition of particular powers of the Board of Trustees included in the Declaration of Trust or in the Bylaws of the Trust (the “Bylaws”) shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.

The Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to terminate the status under the Code of the Trust as a REIT; to determine that compliance with any restriction or limitations on ownership and transfers of shares of the Trust’s beneficial interest set forth in Article VII of the Declaration of Trust is no longer required in order for the Trust to qualify as a REIT; to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

Section 5.2  Number and Classification.  The number of Trustees (hereinafter the “Trustees”) initially shall be two, which number may be increased or decreased pursuant to the Bylaws or this Section 5.2.  No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his or her term.  The names of the current Trustees who shall serve until their successors are duly elected and qualify are:

Stephen W. Theriot

Scott Estes

Effective upon Closing (as defined in the Master Transaction Agreement, dated as of October 31, 2016, by and among Vornado Realty Trust (“Vornado”), Vornado Realty L.P., JBG Properties Inc., JBG Operating/Partners L.P., certain affiliates of JBG Properties Inc. and JBG Operating/Partners L.P., the Trust and Vornado DC Spinco OP LP (the “Master Agreement”)), the number of Trustees shall be increased to twelve and the Trustees (other than any Trustee elected solely by holders of one or more classes or series of Preferred Shares) shall be classified, with respect to the terms for which they severally hold office, into three classes, one class (“Class I”) to hold office initially for a term expiring at the annual meeting of shareholders in 2018, another class (“Class II”) to hold office initially for a term expiring at the annual meeting of shareholders in 2019 and another class (“Class III”) to hold office initially for a term expiring at the annual meeting of shareholders in 2020, with the members of each class to hold office until their successors are duly elected and qualify.  At the annual meeting of shareholders held in 2018, the successors to the Trustees whose terms expire at such meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in 2020 and until their successors are duly elected and qualify. At the annual meeting of  shareholders held in 2019 and each annual meeting of shareholders held thereafter, the successors to the Trustees whose terms expire at each annual meeting shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors are duly elected and qualify. Upon Closing (as defined in the Master Agreement), the names and class of the Trustees who shall serve until their successors are duly elected and qualify shall be:

Class I

W. Matthew Kelly

Mitchell Schear

Ellen Shuman

John F. Wood

Class II

Michael Glosserman

Charles E. Haldeman, Jr.

Carol A. Melton

Alan Forman

Class III

William J. Mulrow

Steven Roth

Robert Stewart

Scott Estes

The Trustees shall be elected in the manner provided in the Bylaws and (subject to the following paragraph) any vacancy on the Board of Trustees may be filled in the manner provided in the Bylaws.  It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.

The Trust elects, pursuant to Section 3-804(c) of the Maryland General Corporation Law (the “MGCL”), that, except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares, any and all vacancies on the Board of Trustees may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is duly elected and qualifies.

Section 5.3  Removal.   Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Trustees, a Trustee may be removed at any time, but only for cause and then only by the affirmative vote of the holders of a majority of the Shares then outstanding and entitled to vote generally in the election of Trustees. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through willful misconduct, bad faith or active and deliberate dishonesty. Any amendment to this Section 5.3 that amends or removes the requirement of cause for the removal of Trustees shall not apply to or affect in any respect the applicability of the preceding sentence with respect to any Trustee in office at the time of such amendment.

Section 5.4  Determinations by Board.  The determination as to any of the following matters, made by or pursuant to the direction of the Board of Trustees shall be final and conclusive and shall be binding upon the Trust and every holder of Shares:  the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of Shares or the payment of other distributions on

Shares; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have  been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Declaration of Trust (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of Shares) or of the Bylaws; the number of Shares of any class or series of the Trust; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares of the Trust; any matter relating to the acquisition, holding and disposition of any assets by the Trust; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; the compensation of Trustees, officers, employees or agents of the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Declaration of Trust or Bylaws or otherwise to be determined by the Board of Trustees.

Section 5.5  Business Opportunities.

(a)                                 The Trust shall have the power to renounce, by resolution of the Board of Trustees, any interest or expectancy of the Trust in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are (i) presented to the Trust or (ii) developed by or presented to one or more Trustees or officers of the Trust.

(b)                                 A Trustee of the Trust who is also a trustee, officer, employee or agent of Vornado or any of Vornado’s affiliates (each such Trustee, a “Covered Person”) shall not have a duty to communicate or present any business opportunity to the Trust, and the Trust renounces, on its behalf and on behalf of its subsidiaries, any potential interest or expectation in, or right to be offered or to participate in such business opportunity and waives to the maximum extent permitted by Maryland law any claim against a Covered Person arising from the fact that he or she does not present, communicate or offer such business opportunity to the Trust or any of its subsidiaries or pursues such business opportunity or facilitates the pursuit of such business opportunity by others; provided, however, that the foregoing shall not apply in a case in which a Covered Person is presented with a business opportunity in writing expressly in his or her capacity as a Trustee of the Trust. The taking by a Covered Person for himself or herself, or the offering or other transfer to another person or entity, of any potential business opportunity, in accordance with the provisions of this Section 5.5(b), shall not constitute or be construed or interpreted as (i) an act or omission of the Trustee committed in bad faith or as the result of active or deliberate dishonesty or (ii) receipt by the Covered Person of an improper benefit or profit in money, property, services or otherwise. No amendment or repeal of the foregoing provision of this Declaration of Trust shall affect the treatment of, or obligations with respect to, any business opportunity of which a Covered Person learned prior to such amendment or repeal.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

Section 6.1  Authorized Shares.  The beneficial interest of the Trust shall be divided into shares of beneficial interest (the “Shares”).   The Trust has authority to issue 500,000,000 common shares of beneficial interest, par value $0.01 per share (“Common Shares”), and 200,000,000 preferred shares of beneficial interest, par value $0.01 per share (“Preferred Shares”).  The Board of Trustees shall have the power, without approval of the holders of shares of beneficial interest, to classify any unissued Common Shares and the Preferred Shares into one or more class or series of capital stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of such shares.  If shares of one class are classified or reclassified into shares of another class of shares pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this paragraph.  The Board of Trustees, with the approval of a majority of the entire Board and without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.

Section 6.2  Common Shares.  Subject to the provisions of Article VII and except as may otherwise be specified in the Declaration of Trust, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote.

Section 6.3  Classified or Reclassified Shares.  Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”).  Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 6.3 may be made dependent upon facts ascertainable outside the Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 6.4  Authorization by Board of Share Issuance.  The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws.

Section 6.5  Dividends and Other Distributions.  The Board of Trustees may from time to time authorize, and cause the Trust to declare to shareholders, such dividends or other distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine.  The Board of Trustees shall endeavor to cause the Trust to declare and pay such dividends and other distributions as shall be necessary for the Trust to qualify under the Code as a REIT; however, shareholders shall have no right to any dividend or distribution unless and until authorized by the Board and declared by the Trust.  The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.5 shall be subject to the provisions of any class or series of Shares at the time outstanding.  Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

Section 6.6  General Nature of Shares.  All Shares shall be personal property entitling the shareholders only to those rights provided in the Declaration of Trust.  The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust.  The death of a shareholder shall not terminate the Trust or give his or her legal representatives any rights against other shareholders, the Trustees or the property of the Trust.  The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

Section 6.7  Fractional Shares.  The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

Section 6.8  Declaration and Bylaws.  The rights of all shareholders and the terms of all Shares are subject to the provisions of the Declaration of Trust and the Bylaws.

Section 6.9  Divisions and Combinations of Shares.  Subject to an express provision to the contrary in the terms of any class or series of beneficial interest hereafter authorized, the Board of Trustees shall have the power to divide or combine the outstanding shares of any class or series of beneficial interest, without a vote of shareholders, so long as the number of shares combined into one share in any such combination or series of combinations within any period of twelve months is not greater than ten.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1  Definitions.  For the purposes of this Article VII, the following terms shall have the following meanings:

“Adoption Time” shall mean the date and time upon which the Articles of Amendment and Restatement containing this Article VII are accepted for record by the SDAT.

“Beneficial Ownership” shall mean ownership of Equity Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Beneficiary” shall mean one or more beneficiaries of the Special Trust as determined pursuant to Section 7.3.6.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Constructive Ownership” shall mean ownership of Equity Shares either directly or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Constructive Ownership Limit” shall mean 7.5% (in value or in number of shares, whichever is more restrictive), or such other percentage determined by the Board in accordance with Section 7.2.8, of the outstanding Equity Shares of any class or series.

“Equity Shares” shall mean Shares of any class or series, including, without limitation, Common Shares and Preferred Shares.

“Market Price” shall mean the last reported sales price of Equity Shares of the relevant class or series reported on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if the Equity Shares of the relevant class or series are not then traded on the New York Stock Exchange, the last reported sales price of Equity Shares of the relevant class or series on the trading day immediately preceding the relevant date, as reported on any other exchange or quotation system over which the Equity Shares of the relevant class or series may be traded, or if the Equity Shares of the relevant class or series are not then traded over any exchange or quotation system, then the market price of the Equity Shares of the relevant class or series on the relevant date as determined by the Board.

“Ownership Limit” shall mean 7.5% (in value or in number of shares, whichever is more restrictive), or such other percentage determined by the Board in accordance with Section 7.2.8, of the outstanding Equity Shares of any class or series.

“Ownership Limitation Termination Date” shall mean, with respect to any or all of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfer

of Equity Shares set forth herein, the first day after the Adoption Time on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with such restriction or limitation on Beneficial Ownership, Constructive Ownership or Transfer of Equity Shares is no longer required in order for the Trust to qualify as a REIT.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or any government or agency or political subdivision thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include an underwriter which participates in a public offering of Equity Shares for a period of 25 days following the purchase by such underwriter of those Equity Shares, but only with respect to such Equity Shares.

“Prohibited Owner” shall mean with respect to any purported Transfer or other event, any Person that, but for the provisions of Section 7.2.2, would have Beneficially Owned or Constructively Owned the Equity Shares that were transferred to a Special Trust and, if appropriate in the context, shall also mean any Person who would have been the record owner of the Equity Shares that the Prohibited Owner would have so owned.

“Special Trust” shall mean any trust provided for in Section 7.3.

“Special Trustee” shall mean the Person unaffiliated with the Trust and the Prohibited Owner that is appointed by the Trust to serve as trustee of the Special Trust.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Shares (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for

Equity Shares), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

Section 7.2  Equity Shares.

Section 7.2.1  Restrictions on Ownership and Transfer.

(a)                                 Except as provided in Section 7.2.8(a)(ii), from the Adoption Time and prior to the Ownership Limitation Termination Date, no Person shall Beneficially Own Equity Shares of any class or series in excess of the Ownership Limit with respect to Equity Shares of such class or series and no Person shall Constructively Own Equity Shares of any class or series in excess of the Constructive Ownership Limit with respect to Equity Shares of such class or series.

(b)                                 Except as provided in Section 7.2.8(a)(ii), from the Adoption Time and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning Equity Shares of any class or series in excess of the Ownership Limit with respect to Equity Shares of such class or series shall be void ab initio as to the Transfer of such Equity Shares that would be otherwise Beneficially Owned by such Person in excess of such Ownership Limit; and the intended transferee shall acquire no rights to such Equity Shares.

(c)                                  Except as provided in Section 7.2.8(a)(ii), from the Adoption Time and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in any Person Constructively Owning Equity Shares of any class or series in excess of the Constructive Ownership Limit with respect to Equity Shares of such class or series shall be void ab initio as to the Transfer of such Equity Shares that would be otherwise Constructively Owned by such Person in excess of such Constructive Ownership Limit; and the intended transferee shall acquire no rights in such Equity Shares.

(d)                                 From the Adoption Time and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in Equity Shares being beneficially owned by fewer than 100 Persons (within the meaning of Section 856(a)(5) of the

Code and the Treasury Regulations promulgated thereunder) shall be void ab initio as to the Transfer of such Equity Shares that would be otherwise Beneficially Owned by the transferee; and the intended transferee shall acquire no rights in such Equity Shares.

(e)                                  From the Adoption Time and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in the Trust being “closely held” (within the meaning of Section 856(h) of the Code) or otherwise failing to qualify as a REIT, shall be void ab initio as to the Transfer of the Equity Shares that would cause the Trust to be “closely held” (within the meaning of Section 856(h) of the Code) or otherwise fail to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), and the intended transferee shall acquire no rights in such Equity Shares.

(f)                                   From the Adoption Time and prior to the Ownership Limitation Termination Date, no Person shall Beneficially Own or Constructively Own Equity Shares of any class or series that would cause the Trust to be “closely held” (within the meaning of Section 856(h) of the Code) or otherwise fail to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(g)                                  Notwithstanding anything to the contrary herein, from the Adoption Time until the consummation of the Pre-Combination Transactions (as defined in the Master Agreement), the provisions of this Article VII, including without limitation the Ownership Limit and the Constructive Ownership Limit, shall not apply to the ownership of

Equity Shares of any class or series by, or the Transfer of Equity Shares of any class or series to, Vornado or any of its subsidiaries.

Section 7.2.2  Transfer of Equity Shares to Special Trust.

(a)                                 If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, there is a purported or attempted Transfer that, if effective, would cause any Person to Beneficially Own Equity Shares of any class or series in excess of the Ownership Limit with respect to Equity Shares of such class or series, then, except as otherwise provided in Section 7.2.8(a)(ii), the Equity Shares that would have been Beneficially Owned in excess of such Ownership Limit (rounded up to the nearest whole Share) shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of the purported or attempted Transfer.

(b)                                 If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, there is a purported or attempted Transfer that, if effective, would cause any Person to Constructively Own Equity Shares of any class or series in excess of the Constructive Ownership Limit with respect to Equity Shares of such class or series, then, except as otherwise provided in Section 7.2.8(a)(ii), the Equity Shares that would have been Constructively Owned in excess of such Constructive Ownership Limit (rounded up to the nearest whole Share) shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of the purported or attempted Transfer.

(c)                                  If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, there is a purported or attempted Transfer that, if effective, would cause the Trust to become “closely held” (within the meaning of Section 856(h) of the Code) or otherwise fail to qualify as a REIT, then the Equity Shares being Transferred that would have caused the Trust to become “closely held” (within the meaning of Section 856(h) of the Code) or otherwise fail to qualify as a REIT (rounded up to the nearest whole share) shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of the purported or attempted Transfer.

(d)                                 If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, any Person (the “Beneficial Purchaser”) purchases or otherwise acquires an interest in a Person that Beneficially Owns Equity Shares (the “Beneficial Purchase”) and, as a result, the Beneficial Purchaser would Beneficially Own Equity Shares of any class or series in excess of the Ownership Limit with respect to Equity Shares of such class or series, then, except as otherwise provided in Section 7.2.8(a)(ii), such number of Equity Shares, the acquisition of Beneficial Ownership of which would cause the Beneficial Purchaser to Beneficially Own Equity Shares in excess of such Ownership Limit (rounded up to the nearest whole Share), shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of the Beneficial Purchase.  In determining which Equity Shares are so transferred to a Special Trust, Equity Shares Beneficially Owned by the Beneficial Purchaser prior to the Beneficial Purchase shall be transferred to the Special Trust before any Equity Shares Beneficially Owned by the Person, an interest in which is being so purchased or acquired, are so transferred.

(e)                                  If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, any Person (the “Constructive Purchaser”) purchases or otherwise acquires an interest in a Person that Constructively Owns Equity Shares (the “Constructive Purchase”) and, as a result, the Constructive Purchaser would Constructively Own Equity Shares of any class or series in excess of the Constructive Ownership Limit with respect to Equity Shares of such class or series, then, except as otherwise provided in Section 7.2.8(a)(ii), such number of Equity Shares, the acquisition of Constructive Ownership of which would cause the Constructive Purchaser to Constructively Own Equity Shares in excess of such Constructive Ownership Limit

(rounded up to the nearest whole Share), shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of the Constructive Purchase.  In determining which Equity Shares are so transferred to a Special Trust, Equity Shares Constructively Owned by the Constructive Purchaser prior to the Constructive Purchase shall be transferred to the Special Trust before any Equity Shares Constructively Owned by the Person, an interest in which is being so purchased or acquired, are so transferred.

(f)                                   If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, there is a redemption, repurchase, restructuring or similar transaction with respect to a Person that Beneficially Owns Equity Shares (the “Beneficial Entity”) and, as a result, any Person holding a direct or indirect interest in the Beneficial Entity would Beneficially Own Equity Shares of any class or series in excess of the Ownership Limit with respect to Equity Shares of such class or series, then, except as otherwise provided in Section 7.2.8(a)(ii), such number of Equity Shares, the Beneficial Ownership of which by the Beneficial Entity would cause such Person to Beneficially Own Equity Shares in excess of such Ownership Limit (rounded up to the nearest whole Share), shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of such redemption, repurchase, restructuring or similar transaction.  In determining which Equity Shares are so transferred to a Special Trust, Equity Shares of the relevant class or series Beneficially Owned by the Beneficial Entity shall be transferred to the Special Trust before any Equity Shares Beneficially Owned by the Person holding an interest in the Beneficial Entity (independently of such Person’s interest in the Entity) are so transferred.

(g)                                  If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, there is a redemption, repurchase, restructuring or similar transaction with respect to a Person that Constructively Owns Equity Shares (the “Constructive Entity”) and, as a result, any Person holding a direct or indirect interest in the Constructive Entity would

Constructively Own Equity Shares of any class or series in excess of the Constructive Ownership Limit with respect to Equity Shares of such class or series, then, except as otherwise provided in Section 7.2.8(a)(ii), such number of Equity Shares, the Constructive Ownership of which by the Constructive Entity would cause such Person to Constructively Own Equity Shares in excess of such Constructive Ownership Limit (rounded up to the nearest whole Share), shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of such redemption, repurchase, restructuring or similar transaction.  In determining which Equity Shares are so transferred to a Special Trust, Equity Shares of the relevant class or series Constructively Owned by the Constructive Entity shall be transferred to the Special Trust before any Equity Shares Constructively Owned by the Person holding an interest in the Constructive Entity (independently of such Person’s interest in the Entity) are so transferred.

(h)                                 If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, an event, other than an event described in Sections 7.2.2(a) through (g), occurs that would, if effective, result in any Person Constructively Owning Equity Shares of any class or series in excess of the Constructive Ownership Limit with respect to Equity Shares of such class or series, then, except as otherwise provided in Section 7.2.8(a)(ii), the smallest whole number of Equity Shares of such class or series Constructively Owned by such Person which, if transferred to a Special Trust, would result in such Person’s Constructive Ownership of Equity Shares not being in excess of such Constructive Ownership Limit, shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of the relevant event.

(i)                                     If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, an event, other than an event described in Sections 7.2.2(a) through (g), occurs that would, if effective, result in any Person Beneficially Owning Equity Shares of any class or series in excess of the Ownership Limit with respect to Equity Shares of such class or series, then, except as otherwise provided in Section 7.2.8(a)(ii), the smallest whole number of Equity Shares of such class or series Beneficially Owned by such Person which, if transferred to a Special Trust, would result in such Person’s Beneficial Ownership of Equity Shares not being in excess of such Ownership Limit, shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of the relevant event.

(j)                                    If, notwithstanding the other provisions contained in this Article VII, at any time from the Adoption Time and prior to the Ownership Limitation Termination Date, an event, other than an event described in Sections 7.2.2(a) through (g), occurs that, if effective, would cause the Trust to become “closely held” (within the meaning of Section 856(h) of the Code) or otherwise fail to qualify as a REIT, then the Equity Shares that would have caused the Trust to become “closely held” (within the meaning of Section 856(h) of the Code) or otherwise fail to qualify as a REIT (rounded up to the nearest whole share) shall be transferred automatically to a Special Trust, effective as of the close of business on the business day prior to the date of the event that would have caused such violation.

(k)                                 To the extent that, upon a transfer of Equity Shares pursuant to this Section 7.2.2, a violation of any provision of this Article VII would nonetheless be continuing (for example, where the ownership of Equity Shares by a single Special Trust would violate the restrictions in Section 7.2.1(d)), then Equity Shares may be transferred to that number of Special Trusts, each having a distinct Special Trustee and Beneficiary or Beneficiaries that are distinct from those of each other Special Trust, such that no violation of this Article VII results.

(l)                                     In determining which Equity Shares are to be transferred to a Special Trust in accordance with this Section 7.2.2, Equity Shares shall be so transferred to the Special Trust in such a manner as minimizes the aggregate value of the Equity Shares that are transferred to the Special Trust and, to the extent not inconsistent herewith, on a pro rata basis.

Section 7.2.3  Remedies For Breach.  If the Board of Trustees or its designees shall at any time determine  that a Transfer has taken place in violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 7.2.1, the Board of Trustees or its designees may take such action as it deems advisable to refuse to give effect or to prevent such Transfer (or any Transfer related to such intent), including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Sections 7.2.1(a) through (c) or Section 7.2.1(e) shall automatically result in the transfer to a Special Trust as provided in Section 7.2.2, irrespective of any action (or non-action) by the Board of Trustees.

Section 7.2.4  Notice of Ownership or Attempted Ownership in Violation of Section 7.2.1.  Any Person who acquires or attempts to acquire Beneficial or Constructive Ownership of Equity Shares in violation of Section 7.2.1, shall immediately give written notice to the Trust of such event or, in the case of such a proposed or attempted acquisition, give at least 15 days’ prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such acquisition or attempted acquisition on the Trust’s status as a REIT.

Section 7.2.5  Owners Required to Provide Information.  From the Adoption Time and prior to the Ownership Limitation Termination Date:

(a)                                 Every Beneficial Owner and Constructive Owner of more than 1.0% (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Equity Shares of any class or series shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner or Constructive Owner, the number of Equity Shares Beneficially Owned and/or Constructively Owned, and a description of how such Equity Shares are held.  Each such Beneficial Owner and Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership and/or Constructive Ownership on the Trust’s status as a REIT and to ensure compliance with the Ownership Limit and the Constructive Ownership Limit.

(b)                                 Each Person who is a Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request in order to determine the Trust’s status as a REIT or to comply with regulations promulgated under the REIT provisions of the Code or the requirements of any other taxing authority or governmental authority, or to determine such compliance.

Section 7.2.6  Remedies Not Limited.  Subject to Section 5.1, nothing contained in this Article VII shall limit the power of the Board of Trustees to take such other action as it deems necessary or advisable to preserve the Trust’s status as a REIT.

Section 7.2.7  Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.1 and any ambiguity with respect to which Equity Shares are transferred to a Special Trust in a given situation, the Board of Trustees shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees may determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

Section 7.2.8  Modifications of Ownership Limit.

(a)                                 The Board of Trustees may from time to time, prospectively or retroactively, (i) increase or decrease the Ownership Limit and/or the Constructive Ownership Limit with respect to one or more classes or series of Equity Shares for one or more Persons and increase or decrease the Ownership Limit and the Constructive Ownership Limit with respect to one or more classes or series of Equity Shares for all other Persons and (ii) exempt one or more Persons from the Ownership Limit and Constructive

Ownership Limit, as the case may be, with respect to a class or series of Equity Shares, if in each case the Board of Trustees obtains such representations, covenants and undertakings as the Board of Trustees may deem appropriate in order to conclude that increasing or decreasing the Ownership Limit or the Constructive Ownership Limit or granting the exemption, as the case may be, will not cause the Trust to lose its status as a REIT under the Code.

(b)                              Prior to modifications or exemptions of any Ownership Limit or Constructive Ownership Limit pursuant to this Section 7.2.8, the Board of Trustees may require such opinions of counsel, affidavits, undertakings or agreements or a ruling from the Internal Revenue Service as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT, and any such modification or exemption may be subject to such conditions or restrictions as the Board may impose.

(c)                                  No decreased Ownership Limit or Constructive Ownership Limit will be effective for any Person whose percentage of ownership of Equity Shares is in excess of such decreased Ownership Limit or Constructive Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Equity Shares equals or falls below the decreased Ownership Limit or Constructive Ownership Limit (the “Reduced Limit Trigger”); provided, however, until the Reduced Limit Trigger occurs, such Person (other than a Person for whom an exemption has been granted pursuant to Section 7.2.8(a)(ii)) shall not be entitled to make any further acquisition of Equity Shares to the extent such acquisition would result in such Person Beneficially Owning or Constructively Owning in excess of the lesser of  (i) the number of Equity Shares owned by such Person on the date the adoption of the decreased Ownership Limit or Constructive Ownership Limit or (ii) if, after the adoption of such decreased Ownership Limit or Constructive Ownership Limit, such Person Transfers Equity Shares, the number of Equity Shares owned by such Person after such Transfer or Transfers, and such acquisition in excess of the lesser of (i) or (ii) above shall be a violation of the Ownership Limit or Constructive Ownership Limit.

Section 7.2.9  Legend.  (a) Each certificate for Equity Shares, if certificated, or the notice in lieu of a certificate, if any, shall bear substantially the following legend:

The Equity Shares evidenced by this certificate are subject to restrictions on transfer and ownership for the purpose, among others, of the Trust’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Trust’s Declaration of Trust, (i) no Person may Beneficially Own Equity Shares in excess of the Ownership Limit; (ii) no Person may Constructively Own Equity Shares in excess of the Constructive Ownership Limit; (iii) no Person may Transfer Equity Shares if such Transfer would result in the Equity Shares of the Trust being owned by fewer than 100 Persons; and (iv) no Person may Transfer Equity Shares if such Transfer would result in the Trust being “closely held” under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT.  Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Equity Shares which causes or will cause a Person to Beneficially or Constructively Own Equity Shares in excess or in violation of the above limitations must immediately notify the Trust.  Attempted Transfers in violation of the restrictions described above will be void ab initio, and if the Beneficial Ownership, Constructive Ownership or Transfer of the Equity Shares represented hereby violates the restrictions on transfer or ownership set forth in clauses (i), (ii) or (iv), the Equity Shares represented hereby will be automatically transferred to a Special Trust for the benefit of one or more Beneficiaries.  In addition, the Trust may redeem Equity Shares upon the terms and conditions specified by the Board of Trustees in its sole and absolute discretion if the Board of Trustees determines that ownership or a Transfer or other event may violate the restrictions described above.  All capitalized terms in this legend have the meanings set forth in the Declaration of Trust, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Equity Shares of the Trust on request and without charge.  Requests for such a copy may be directed to the Secretary of the Trust at its principal office.

Instead of the foregoing legend, a certificate or notice in lieu of a certificate may state that the Trust will furnish a full statement about certain restrictions on transfer and ownership of the Equity Shares to a shareholder on request and without charge.

Section  7.3  Transfer of Equity Shares in Special Trust.

Section 7.3.1  Ownership in Trust.  The Equity Shares transferred to the Special Trust pursuant to Section 7.2.2 shall be held in trust by a Special Trustee for the exclusive benefit of one or more Beneficiaries.  The Special Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner.  Each Beneficiary shall be designated by the Trust as provided in Section 7.3.6.  Equity Shares so held in a Special Trust shall be issued and outstanding shares of beneficial interest in the Trust.  The Prohibited Owner shall have no rights in such Equity Shares.  The Prohibited Owner shall not benefit economically from ownership of any Equity Shares held in a Special Trust by the Special Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Equity Shares held in the Special Trust.

Section 7.3.2  Dividend Rights.  The Special Trustee shall have all rights to dividends or other distributions with respect to Equity Shares held in a Special Trust, which rights shall be exercised for the exclusive benefit of the Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Trust that the Equity Shares have been transferred to the Special Trustee shall be paid by the recipient of such dividend or other distribution to the Special Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Special Trustee.  Any dividend or other distribution so paid to the Special Trustee shall be held in trust for the Beneficiary.

Section 7.3.3  Voting Rights.  The Special Trustee shall have all voting rights with respect to the Equity Shares held in a Special Trust, which rights shall be exercised for the exclusive benefit of the Beneficiary. The Prohibited Owner shall have no voting rights with respect to Equity Shares held in a Special Trust and, subject to Maryland law, effective as of the date that the Equity Shares have been transferred to the Special Trustee, the Special Trustee shall have the authority (at the Special Trustee’s sole and absolute discretion) (a) to rescind as void any vote cast by Prohibited Owner prior to the discovery by the Trust that the Equity Shares have been transferred to the Special Trustee and (b) to recast such vote; provided, however, that if the Trust has already taken irreversible trust action, then the Special Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VII, until the Trust has received notification that Equity Shares have been transferred into a Special Trust, the Trust shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

Section 7.3.4  Sale of Equity Shares by Special Trustee.  Within 20 days of receiving notice from the Special Trust that Equity Shares have been transferred to a Special Trust, the Special Trustee shall sell such Equity Shares to a Person or Persons designated by the Special Trustee, whose ownership of the Equity Shares will not violate the ownership limitations set forth in Section 7.2.1. Upon such sale, the interest of the Beneficiary in the Equity Shares sold shall terminate and the Special Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Beneficiary as provided in this Section 7.3.4.  The Prohibited Owner shall receive the lesser of (i) the price such Prohibited Owner paid (or proposed to pay) for the Equity Shares, or if the transaction or event that caused the Equity Shares to be transferred to the Special Trust did not involve a purchase of such shares at Market Price, a price per share equal to the Market Price of such Equity Shares on the date of the event that resulted in the transfer to the Special Trust and (ii) the price per share received by the Special Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Equity Shares. The Special Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Special Trustee pursuant to Section 7.3.2 of this Article VII.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner and any other amounts held in the Special Trust with respect to such Equity Shares shall be immediately paid to the Beneficiary.  If, prior to the discovery by the Trust that Equity Shares have been transferred to the Special Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Special Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Special Trustee upon demand.

Section 7.3.5  Purchase Right in Equity Shares.  Equity Shares transferred to a Special Trust shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price such Prohibited Owner paid (or proposed to pay) for the Equity Shares, or if the transaction or event that caused the Equity Shares to be transferred to the Special Trust did not involve a purchase of such shares at Market Price, a price per share equal to the Market Price of such Equity Shares on the date of the event that resulted in the transfer to the Special Trust and (ii) the Market Price on the date the Trust, or its designee, accepts such offer.  The Trust may reduce the amount so payable by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Special Trustee pursuant to Section 7.3.2 of this Article VII and pay the amount of such reduction to the Special Trustee for the benefit of the Beneficiary.  The Trust shall have the right to accept such offer until the Special Trustee has sold the shares held in the Special Trust pursuant to Section 7.3.4.  Upon such a sale to the Trust, the interest of the Beneficiary in the Equity Shares sold shall terminate and the Special Trustee shall distribute the net proceeds of the sale to the Prohibited Owner, and distribute any dividends or other distributions held by the Special Trustee with respect to such Equity Shares to the Beneficiary.

Section 7.3.6  Designation of Beneficiaries.  By written notice to the Special Trustee, the Trust shall designate one or more nonprofit organizations to be the Beneficiary of the interest in a Special Trust such that (i) the Equity Shares held in the Special Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such

Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.  Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Special Trustee before the automatic transfer provided in Section 7.2.2 shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment.

Section 7.4  Severability.  If any provision of this Article VII or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Section 7.5  New York Stock Exchange Transactions.  Nothing in this Article VII, shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

ARTICLE VIII

SHAREHOLDERS

Section 8.1  Meetings.  There shall be an annual meeting of the shareholders, to be held on proper notice at such time (after the delivery of the annual report) and location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws.  If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees.  Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

Section 8.2  Voting Rights.  Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in Section 5.2 and the removal of Trustees as provided in Section 5.3; (b) amendment of the Declaration of Trust as provided in Article X; (c) termination of the Trust as provided in Section 12.2; (d) merger or consolidation of the Trust, to the extent a vote of the shareholders is required by Title 8; (e) the sale or disposition of substantially all of the property of the Trust, to the same extent as a stockholder of a Maryland corporation would be entitled to vote on such sale or disposition under the MGCL; and (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification.  Except with respect to the foregoing matters, no action taken by the shareholders at any meeting, or by written consent, shall in any way bind the Board of Trustees.

Section 8.3  Preemptive and Appraisal Rights.  Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.1, or as may otherwise be provided by contract approved by the Board of Trustees, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell. Holders of shares of beneficial interest shall not be entitled to exercise any rights of an objecting shareholder provided for under Title 8 and Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Trustees, upon the affirmative vote of a majority of the Board of Trustees and upon such terms and conditions as may be specified by the Board of Trustees, shall determine that such rights apply, with respect to all or any classes or series of shares of beneficial interest, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.  Notwithstanding the foregoing, in the event the Trust is subject to the Maryland Control Share Acquisition Act, holders of shares of beneficial interest shall be entitled to exercise rights of an objecting shareholder under Section 3-708(a) of the MGCL.

Section 8.4  Extraordinary Actions.  Notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Trustees and taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 8.5  Board Approval.  The submission of any action of the Trust to the shareholders for their consideration shall first be approved by the Board of Trustees.

Section 8.6  Action By Shareholders without a Meeting.  The Bylaws may provide that any action required or permitted to be taken by the shareholders may be taken without a meeting by the written consent of the shareholders entitled to cast the minimum number of votes that would be necessary to approve the matter at a meeting at which all Shares entitled to vote thereon were present and voted, as required by statute, the Declaration of Trust or the Bylaws, as the case may be.

ARTICLE IX

LIABILITY LIMITATION, INDEMNIFICATION

AND TRANSACTIONS WITH THE TRUST

Section 9.1  Limitation of Shareholder Liability.  No shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his being a shareholder.

Section 9.2  Limitation of Trustee and Officer Liability.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no present or former Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages.  Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.  No Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 9.3 Express Exculpatory Clauses in Instruments.  Neither the shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all persons shall look solely to the property of the Trust for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity of enforceability of such instrument and shall not render any shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

Section 9.4  Indemnification.  To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Trustee or officer of the Trust and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a Trustee or officer of the Trust and at the request of the Trust, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.  The rights to indemnification and advance of expenses provided by this Declaration of Trust shall vest immediately upon election of a Trustee or officer. The Trust may, with the approval of its Board of Trustees, provide such indemnification and advance for expenses to an individual who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.  The indemnification and payment or reimbursement of expenses provided in this Declaration of Trust shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Section 9.4, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 9.4, shall apply to or affect in any respect the applicability of the preceding paragraph of this Section 9.4 with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

Section 9.5  Transactions Between the Trust and its Trustees, Officers, Employees and Agents.  Subject to any express restrictions in the Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

Section 9.6  Insurance.  The Trust may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person described in the preceding paragraph against any liability which may be asserted against such person.

Section 9.7  No Limitation.  The indemnification provided herein shall not be deemed to limit the right of the Trust to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Trust may be entitled under any agreement, vote of shareholders or disinterested trustees, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

ARTICLE X

AMENDMENTS

Section 10.1  General.  The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares.  All rights and powers conferred by the Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation.  An amendment to the Declaration of Trust (a) shall be filed for record as provided in Section 13.5 and (b) shall become effective as of the later of the time the SDAT accepts the amendment for record or the time established in the amendment, not to exceed 30 days after the amendment is accepted for record.  All references to the Declaration of Trust shall include all amendments thereto.

Section 10.2  By Trustees.  The Trustees may amend the Declaration of Trust from time to time, in the manner provided by Title 8, without any action by the shareholders, (i) to qualify under the Code as a REIT or as a real estate investment trust under Title 8, (ii) in any respect in which the charter of a corporation may be amended in accordance with Section 2-605 of the Corporations and Associations Article of the Annotated Code of Maryland and (iii) as otherwise provided in the Declaration of Trust.

Section 10.3  By Shareholders.  Except as otherwise provided in the Declaration of Trust, any amendment to the Declaration of Trust shall be valid only if declared advisable by the Board of Trustees and approved by the affirmative vote of majority of all the votes entitled to be cast on the matter.

ARTICLE XI

MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the property of the Trust. Any such action must be approved (a) by the Board of Trustees and (b) if a vote of shareholders is required by Title 8, after notice to all shareholders entitled to vote on the matter, by the affirmative vote of a majority of votes entitled to be cast on the matter.

ARTICLE XII

DURATION AND TERMINATION OF TRUST

Section 12.1  Duration.  The Trust shall continue perpetually unless terminated pursuant to Section 12.2 or pursuant to any applicable provision of Title 8.

Section 12.2  Termination.

(a)                                 Subject to the provisions of any class or series of Shares at the time outstanding, after approval by a majority of the entire Board of Trustees, the Trust may be terminated at any meeting of shareholders, by the affirmative vote of a majority of all the votes entitled to be cast on the matter.  Upon the termination of the Trust:

(i)                                     The Trust shall carry on no business except for the purpose of winding up its affairs.

(ii)                                  The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust’s contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.  The Trustees may appoint any officer of the Trust or any other person to supervise the winding up of the affairs of the Trust and delegate to such officer or such person any or all powers of the Trustees in this regard.

(iii) After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust may distribute the remaining property of the Trust, in cash or in kind or partly each, among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares  at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

(b)                                 After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust’s records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

ARTICLE XIII

MISCELLANEOUS

Section 13.1  Governing Law.  The Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

Section 13.2  Reliance by Third Parties.  Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact  relating to the affairs of the Trust.  No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

Section 13.3  Severability.

(a)                                 The provisions of the Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination.  No Trustee shall be liable for making or failing to make such a determination.  In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Section 10.2.

(b)                                 If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

Section 13.4  Construction.  In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders.  The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust.  In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.

Section 13.5  Recordation.  The Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record the Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Declaration of Trust or any amendment hereto.  A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments  thereto.

THIRD:  The amendment to and restatement of the Declaration of Trust of the Trust as hereinabove set forth have been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

FOURTH:  The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment and restatement was 1,000, consisting of 1,000 Common Shares, $0.01 par value per share.  The aggregate par value of all shares of beneficial interest having par value was $10.00.

FIFTH:  The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment and restatement of the Declaration of Trust is 700,000,000, consisting of 500,000,000 Common Shares, $0.01 par value per share, and 200,000,000 Preferred Shares, $0.01 par value per share.  The aggregate par value of all authorized shares of beneficial interest having par value is $7,000,000.

The undersigned acknowledges these Articles of Amendment and Restatement to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this 17th day of July, 2017.

ATTEST:	JBG SMITH Properties

/s/ Mitchell Schear	/s/ Stephen W. Theriot	(SEAL)
Mitchell Schear	Stephen W. Theriot
Secretary	Chief Financial Officer

[Signature Page to Articles of Amendment and Restatement]